EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered as of July 5, 2009 (the “Effective Date”), by and between Unitek USA, LLC, a Delaware limited liability company (“Unitek”), and Peter Giacalone (“Employee”).

WHEREAS, Unitek desires to continue the employment of Employee in an executive capacity, and Employee desires to be employed by Unitek in such capacity, under the terms and pursuant to the conditions set forth herein.

NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Unitek and Employee hereby agree as follows:

1.           Definitions.  As used in this Agreement, the words and terms hereinafter defined have the respective meanings ascribed to them.

(a)           “Affiliate” means, with respect to any Person, any Person who, directly or indirectly, controls, is controlled by or is under common control with that Person, including such Person’s subsidiaries; provided that for purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(b)           “Board” means the Board of Directors of Unitek.

(c)           “Cause” means the occurrence of one or more of the following events:

(i)                           Employee has (A) committed willful misconduct, gross insubordination, and/or gross negligence in the performance of his duties to Unitek or any of its Affiliates, (B) willfully disregarded Unitek’s code of conduct, employee’s manual or any reasonable and lawful policies applicable to all of its senior management or (C) willfully failed to comply with the reasonable and lawful directives of the Board, and, in each case, such action, inaction or failure has had, or could reasonably be expected to have, a materially detrimental effect on Unitek or any of its Affiliates as determined in good faith by the Board; or

(ii)                           Employee has breached any material term or provision of this Agreement or any other written agreement between Employee and Unitek or any of its Affiliates, which breach is not cured by Employee within ten (10) business days after receipt of written notice of such breach given by Unitek; provided, however, that such notice and cure period shall not be required for repeated offenses; or

(iii)                           the Board has determined in good faith, after conducting an investigation, that Employee has committed an act of fraud or theft against Unitek or any of its Affiliates or any wrongful act or omission intended to result in the personal enrichment of Employee or of Employee’s spouse, parents or descendants (whether by blood or adoption and including stepchildren) or the spouses of such individuals in violation of law or of Employee’s duty of loyalty to Unitek or any of its Affiliates at the expense, directly or indirectly, of Unitek or any of its Affiliates, and such act or omission was not disclosed to and approved by the Board prior to taking such act or omission; or

(iv)                           Employee has been convicted, or entered into a plea of nolo contendere, of any felony or other offense involving fraud or moral turpitude, or convicted, or entered into a plea of nolo contendere, of any other offense that will, in the good faith opinion of the Board, adversely affect Unitek’s or any of its Affiliates’ prospects or reputation or Employee’s ability to perform Employee’s obligations or duties to Unitek or any of its Affiliates.

(d)           “Complete Disability” means the inability of Employee, due to illness or accident or other mental or physical incapacity, as determined in writing by a licensed physician, to perform any of his obligations under this Agreement for a period of one hundred eighty (180) calendar days in the aggregate over a period of three hundred sixty (360) consecutive calendar days, such “Complete Disability” to become effective upon the expiration of such one hundred eightieth (180th) day.

(e)            “Good Reason” means the occurrence of one or more of the following, subject to Unitek’s right to cure the circumstances giving rise to such occurrence within twenty (20) business days of Unitek’s receipt of written notice in accordance with Section 11:  (i) assignment to Employee of any duties inconsistent, in the aggregate, in any material respect with this Agreement; (ii) a reduction in the Base Salary (as defined below) of Employee (other than a reduction of base salary of all Unitek senior management due to poor financial performance of Unitek or any of its Affiliates); (iii) any material breach of this Agreement by Unitek, which is not cured by Unitek within twenty (20) business days after receipt of written notice of such breach given by Employee.

(f)           “Confidential Information” means any information (i) in any form created by Unitek’s employees, or any employees of its Affiliates (including such information created by Employee during his course of employment with Unitek), consultants or agents or otherwise developed or acquired by Unitek or any of its Affiliates, regardless of the medium or media by which such information is recorded or communicated, that is known by or in the possession of Employee being neither in the public domain nor routinely available to third parties, and (ii) if directly or indirectly disclosed to Unitek’s or any of its Affiliates’ competitors would (A) assist such competitors in competing against Unitek or any of its Affiliates, (B) diminish or eliminate any competitive advantage enjoyed by Unitek or any of its Affiliates, (C) cause financial injury or loss to Unitek or any of its Affiliates or (D) reveal proprietary information or trade secrets of Unitek or any of its Affiliates; provided, however, the term “Confidential Information” does not include any information that (i) is publicly available or (ii) becomes available without violation of this Agreement.

(g)            “Person” means any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, corporate body (including a limited liability company and an unlimited liability company), corporation, unincorporated association or organization, governmental authority, syndicate or other entity, whether or not having legal status.

2.           Employment.  Subject to the terms and pursuant to the conditions in this Agreement, Unitek hereby employs Employee during the Term (as defined below) to serve as the President of Unitek USA.

3.           Duties of Employee.  Employee shall have such authority and perform such duties assigned to Employee by the Board and as are generally associated with the duties and authority of the President of Unitek USA, including (i) directing and managing the day to day activities of the Unitek business and (ii) developing and overseeing implementation of Unitek’s strategic and operating plans.  In the performance of his duties hereunder, Employee shall report regularly and directly to the CEO of Unitek USA.  Employee shall devote all of his business time and effort to Unitek and its Affiliates and Employee shall not be required to report to any other individual.

4.           Acceptance of Employment.  Employee hereby unconditionally accepts the employment set forth hereunder, under the terms and pursuant to the conditions set forth in this Agreement.  Employee hereby covenants and agrees that, during the Term, Employee shall not, without the prior written approval of the Board, become employed by or engaged in any business activity other than that of Unitek and its Affiliates.  Notwithstanding the foregoing, Employee may manage personal investments or engage in charitable activities that do not substantially interfere with Employee’s obligations under this Agreement.

5.           Term.  Employee’s employment by Unitek under this Agreement shall commence on the Effective Date and shall continue for three (3) years from the Effective Date, subject to termination in accordance with the provisions of this Agreement.  The period of Employee’s employment hereunder shall be referred to herein as the “Term”. Additionally, at the expiration of the Term, the Agreement will continue, automatically, on a year-to-year basis, unless one party gives the other party written notice of intent not to continue the contract at least one hundred and eighty (180) days before the expiration of the initial Term or continued Term then in effect;

6.           Compensation to Employee.  For and in complete consideration for Employee’s full and faithful performance of his duties under this Agreement, Unitek hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Unitek, the following items of compensation:

(a)           Base Salary.  During the Term, Unitek shall pay Employee an annual base salary of $325,000 (the “Base Salary”), effective as of the Effective Date, payable in equal and regular installments (but not less often than monthly) in accordance with Unitek’s then current payroll practices.  The Base Salary may be increased, but shall not be decreased, at any time during the Term in the sole discretion of the Board.

(b)           Incentive Bonus.  Employee shall be eligible to receive an incentive compensation bonus (a “Bonus”) pursuant to an incentive bonus program to be implemented by Unitek.  Under such incentive bonus program, Employee shall be eligible to receive a target Bonus of $225,000 per calendar year conditioned upon the achievement of annual operational and financial milestones mutually developed by Unitek and Employee, approved by the Board, and subject to upward or downward adjustment based upon over or under achievement of such annual operational and financial milestones.  Any such Bonus shall be payable by Unitek to Employee in accordance with the terms of the applicable incentive bonus program, which is incorporated herein.  Notwithstanding anything to the contrary herein, any Bonus shall be payable as promptly as possible following determination or calculation, but in any event within thirty (30) days following the delivery of audited financial statements for the prior fiscal year. Any bonus paid in Year One of employment will be prorated to start date.

(c)           Employee Benefit Plans.  During the Term, Employee, if otherwise eligible, shall be included in any pension plans, retirement plans, company life insurance plans, medical and/or hospitalization plans, bonus plans, stock option plans and/or any and all other benefit or incentive plans which may be placed in effect by Unitek for its senior management.  The benefits provided for in this Section 6(c) shall be subject to Unitek’s policies in effect from time to time, which may be amended by Unitek in its sole discretion, and in the case of insured benefits, to the applicable contract of insurance.

(d)           Options.1  The undersigned Employee has previously been granted Options pursuant to the Agreement dated July 15, 2008 which is incorporated herein.  Nothing in this Agreement shall cancel, change, modify, and/or affect the Employee’s entitlement to those Options.

(e)           Expense Reimbursement.  During the Term, Unitek shall either pay directly or reimburse Employee for Employee’s reasonable and documented expenses incurred for the benefit of Unitek in accordance with Unitek’s then current policy regarding expenditures and reimbursement.

(f)           Vacations and Holidays.  During the Term and commencing as of the Effective Date, Employee shall be entitled to annual paid vacation leave in accordance with Unitek’s standard paid time off policy then in effect for senior management.

7.           Termination.  Employee’s employment with Unitek may be terminated in accordance with the provisions set forth below.

(a)           Death or Disability of Employee.  Employee’s employment with Unitek shall terminate upon the death or Complete Disability of Employee; provided, however, that in the event of termination due to death or Complete Disability, (A) Unitek shall pay to Employee or his estate, custodian, conservator or trustee, as applicable, as soon as practicable (allowing Unitek a reasonable period of time to calculate such amounts) any and all of Employee’s salary, benefits and other compensation earned through the date of such termination of employment and (B) Unitek shall, subject to execution and delivery by Employee or his estate, custodian, conservator or trustee, as applicable, of a release in substantially the form attached hereto as Exhibit A (with such changes as may reasonably be required by Unitek to reflect changes in law or the circumstances surrounding Employee’s release, the “Release”), which Release shall not have been revoked by Employee or his estate, custodian, conservator or trustee, as applicable, pursuant to the terms thereof (and all applicable statutory revocation periods have expired), and subject to Employee’s continued compliance with Section 8 and Section 9, (x) pay to Employee or his estate, custodian, conservator or trustee, as applicable, an amount equal to his Base Salary (at the rate then in effect) for no less than a period of twelve (12) months after the date of such termination of employment, payable in accordance with Unitek’s then current payroll practices and (y) assess, reasonably promptly following such termination of employment and as of the date of such termination, the operational and financial milestones established for the Bonus for the calendar year in which Employee is so terminated; and to the extent such operational and financial milestones are being achieved at the time of such termination, Unitek shall pay Employee or his estate, custodian, conservator or trustee, as applicable, the applicable pro-rata portion of such Bonus in equal increments over no less than a twelve (12) month period after the date of such termination of employment, payable in accordance with Unitek’s then current payroll practices.

1 The terms of each option will be set forth in the applicable Award, but will include, without limitation, (i) an exercise price of $1.00 per share (based upon an expected equity cost for HM Capital of $1.00 per share, but is subject to adjustment based on the final equity cost to HM Capital), (ii) full vesting upon a change of control (not an IPO), (iii) a $3.00 per share (based on an expected equity cost for HM Capital of $1.00 per share, but is subject to adjustment based on the final equity cost to HM Capital) return requirement upon exit for performance options to become exercisable and (iv) upon Employee’s termination or resignation from Unitek for any reason, Employee will have 30 days to exercise any vested and exercisable options.

(b)           Cause or Without Good Reason.  Employee’s employment with Unitek shall terminate upon (i) Unitek giving written notice to Employee of the termination of such employment for Cause or (ii) Employee giving written notice to Unitek of the termination of such employment without Good Reason; provided, however, that in the event of termination for Cause or without Good Reason, Unitek shall pay to Employee as soon as practicable (allowing Unitek a reasonable period of time to calculate such amounts) any and all salary, benefits and other compensation earned through the date of such termination of employment.  Employee shall not be entitled to any additional compensation other than the compensation aforementioned in this paragraph.

(c)           Expiration of Agreement.  Employee’s employment with Unitek shall terminate upon expiration of this Agreement; provided, however, that in the event of termination for expiration of the Agreement, Unitek shall pay to Employee as soon as practicable (allowing Unitek a reasonable period of time to calculate such amounts) any and all salary, benefits and other compensation earned through the date of such termination of employment.  For termination upon expiration of the Agreement to occur, the parties must comply with paragraph 5 of this Agreement.

(d)           Without Cause; For Good Reason.

(i)           Without Cause.  Employee’s employment with Unitek shall terminate upon Unitek giving written notice to Employee of the termination of such employment without Cause; provided, however, in the event of termination without Cause, (A) Unitek shall pay to Employee as soon as practicable (allowing Unitek a reasonable period of time to calculate such amounts) any and all of Employee’s salary, benefits and other compensation earned through the date of such termination of employment and (B) Unitek shall, subject to Employee’s execution and delivery of a release in substantially the form attached hereto as Exhibit A (with such changes as may reasonably be required by Unitek to reflect changes in law or the circumstances surrounding Employee’s release, the “Release”), which Release shall not have been revoked by Employee pursuant to the terms thereof (and all applicable statutory revocation periods have expired), and subject to Employee’s continued compliance with Section 8 and Section 9, (x) pay to Employee an amount equal to his Base Salary (at the rate then in effect) for no less than a period of twenty-four (24) months after the date of such termination of employment, payable to Employee in accordance with Unitek’s then current payroll practices and (y) assess, reasonably promptly following such termination of employment and as of the date of such termination, the operational and financial milestones established for the Bonus for the calendar year in which Employee is so terminated; and to the extent such operational and financial milestones are being achieved at the time of such termination, Unitek shall pay Employee the applicable pro-rata portion of such Bonus in equal increments over no less than a twelve (12) month period after the date of such termination of employment, payable to Employee in accordance with Unitek’s then current payroll practices.

(ii)           For Good Reason.  Employee’s employment with Unitek shall terminate upon Employee giving written notice to Unitek of the termination of such employment for Good Reason (so long as such notice is given within thirty (30) days of the occurrence of such Good Reason); provided, however, in the event of termination for Good Reason, (A) Unitek shall pay to Employee as soon as practicable (allowing Unitek a reasonable period of time to calculate such amounts) any and all of Employee’s salary, benefits and other compensation earned through the date of such termination of employment and (B) Unitek shall, subject to Employee’s execution and delivery of the Release, which Release shall not have been revoked by Employee pursuant to the terms thereof (and all applicable statutory revocation periods have expired), and subject to Employee’s continued compliance with Section 8 and Section 9, (x) pay to Employee an amount equal to his Base Salary (at the rate then in effect) for no less than a period of twenty-four (24) months after the date of such termination of employment, payable to Employee in accordance with Unitek’s then current payroll practices and (y) assess, reasonably promptly following such termination of employment and as of the date of such termination, the operational and financial milestones established for the Bonus for the calendar year in which Employee is so terminated; and to the extent such operational and financial milestones are being achieved at the time of such termination, Unitek shall pay Employee the applicable pro-rata portion of such Bonus in equal increments over no less than a twelve (12) month period after the date of such termination of employment, payable to Employee in accordance with Unitek’s then current payroll practices.

(e)           COBRA.  If termination of the Employee occurs pursuant to Paragraph 7(a), (c), and/or (d), the Company will pay the expense of COBRA for the Employee to maintain the Employee’s benefits eligible to continue under COBRA, at the same level as the date of termination, for a period of twelve (12) months.

(f)           Full Satisfaction.  Employee acknowledges that the payment by Unitek of the amounts specified in this Section 7 shall constitute full and final satisfaction of any entitlement that Employee may have arising from, or in any way related to, Employee’s employment hereunder, including the termination of such employment; provided, however, that Employee’s rights with respect to the Award and the options granted thereunder shall be governed by the terms and conditions set forth in the Unitek Holdings, Inc. Equity Incentive Plan and such Award.

8.           Confidentiality.

(a)           Employee hereby warrants, covenants and agrees that, without the prior express written approval of Unitek, Employee shall hold in the strictest confidence and shall not disclose to any Person any Confidential Information.  The provisions of this Section 8 shall not prohibit the disclosure of Confidential Information by Employee to the extent required by any governmental authority or by applicable law.  If Employee receives such a demand for disclosure: (i) Employee shall give written notice thereof to Unitek as promptly as is reasonably practicable after he learns of any such demand, (ii) Employee agrees to cooperate with Unitek to prevent or limit such disclosure and (iii) Employee agrees to only disclose that amount of Confidential Information that is expressly required to be disclosed.  The warranty, covenant and agreement set forth in this Section 8 shall not expire and shall survive this Agreement and be binding upon Employee without regard to the passage of time or other events.

(b)           The violation of any of the terms of this Section 8 by Employee would cause irreparable injury to Unitek, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated by monetary damages.  Accordingly, the remedy at law for any breach of this Section 8 will be inadequate.  Therefore, notwithstanding Section 20, Unitek will be entitled to a temporary and permanent injunction, restraining order or any other equitable relief from any court of competent jurisdiction in the event of any breach or threatened breach of this Section 8 by Employee without the necessity of proving actual damage or posting of any bond whatsoever.

9.           Restrictions on Activities of Employee.

(a)           Acknowledgments.  Employee and Unitek acknowledge and agree that:

(i)           Employee is being employed hereunder in a key capacity with Unitek and that Unitek is engaged in a highly competitive business and that the success of Unitek’s business in the marketplace depends upon its goodwill and reputation for quality and dependability.

(ii)           Employee will have access to Confidential Information in performing his duties for Unitek under this Agreement.

(iii)           Reasonable limits may be placed on Employee’s ability to compete against Unitek and its Affiliates that are engaged in the Business (as defined below) to the extent that they protect and preserve the legitimate business interests and goodwill of Unitek and/or its Affiliates that are engaged in the Business, and that the limits contained herein are in consideration for and as an inducement for, among other things, Employee’s right to receive the options to purchase common stock of Holdings set forth in Section 6(d).

(iv)           The covenants and undertakings by Employee contained in this Section 9 relate to matters which are of a special, unique and extraordinary character, and a violation of any of the terms of this Section 9 will cause irreparable injury to Unitek, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated by monetary damages.  Accordingly, the remedy at law for any breach of this Section 9 will be inadequate.  Therefore, notwithstanding Section 20, Unitek will be entitled to a temporary and permanent injunction, restraining order or any other equitable relief from any court of competent jurisdiction in the event of any breach or threatened breach of this Section 9 by Employee without the necessity of proving actual damage or posting of any bond whatsoever.  Employee consents to jurisdiction and venue in the Federal or State courts of Montgomery County, Pennsylvania for such equitable relief.

(v)           The rights and remedies provided by this Section 9 are cumulative and in addition to any other rights and remedies which Unitek may have hereunder or at law or in equity.  The parties hereto agree that, if any arbitrator or court of competent jurisdiction determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 9 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined by such arbitrator or court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

(b)           Non-Competition Restrictions.  During the Non-Competition Period (as defined below), Employee will not, anywhere in the Territory (as defined below), directly or indirectly, alone or as principal, agent, employee, officer, director, trustee, employer, consultant, investor or partner, enter the employ of, or render services to, or own any stock or any other ownership interest in, or make any financial investment in, any person, business or entity which is a Competitor (as defined below) to Unitek and/or it Affilaites; provided, however, that the ownership of not more than two percent (2%) of the outstanding securities of any class of securities listed on a national exchange or inter-dealer quotation system shall not constitute a violation of this Section 9(b).  For purposes of this Agreement, a business or entity shall be considered a “Competitor” as of any point in time during the Non-Competition Period if it engages in the business of providing outsourced services to the telecommunications, satellite, broadband cable, cellular/wireless tower, utility, power, management services, government, security or home services industries, or that otherwise competes with Unitek or any of its Affiliates within the Territory (the “Business”).  For purposes of this Agreement, the “Non-Competition Period” shall mean the period commencing on the Effective Date and ending twenty-four (24) months after the date Employee’s employment is terminated.  For purposes of this Agreement, “Territory” means anywhere in the United States of America and Canada.

(c)           Non-Solicitation Restrictions.  During the Non-Competition Period, Employee will not, directly or indirectly, (i) solicit the employment or services of any individual who upon termination of Employee’s employment with Unitek or within twelve (12) months prior thereto, was known by Employee to be employed by Unitek or any of its Affiliates (each such individual, a “Unitek Affiliate”), (ii) hire any Unitek Affiliate or (iii) solicit any customer or supplier of Unitek or any of its Affiliates to terminate its arrangement with Unitek or any of its Affiliates, otherwise change its relationship with Unitek or any of its Affiliates, or establish any relationship, directly or indirectly, with Employee for any business purpose that is competitive with the Business.

10.           Deductions and Withholdings.  All payments made to Employee pursuant to this Agreement shall be subject to all applicable statutory deductions and withholding amounts.

11.           Notices.  Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by overnight courier or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows (or at such other address as may be substituted by notice given as herein provided):

to Unitek:	Unitek USA, LLC
c/o HM Capital Partners LLC
200 Crescent Court, Suite 1600
Dallas, Texas 75201
Facsimile: (214) 740-7888
Attention: Peter Brodsky

with copies to:	Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Facsimile: (214) 746-7777
Attention: S. Scott Parel

to Employee:	[Name]
[Address]
[Address]

with copies to:	[Name]
[Address]
[Address]
Attention:
Facsimile:

Any notice or communication hereunder shall be deemed to have been given or made as of the date so delivered if delivered by hand or overnight courier and five (5) calendar days after mailing if sent by registered or certified mail (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).

12.           Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of Pennsylvania applicable therein, without giving effect to the principles of conflict of laws thereof.

13.           Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Employee shall not assign this Agreement or delegate his duties hereunder without the prior written consent of Unitek.  Any purported assignment in violation of this Section 13 shall be null and void and of no force or effect.

14.           Amendment or Modification.  This Agreement may not be amended, modified, changed or altered except by a writing signed by the Chief Executive Officer of Unitek and Employee.

15.           Waiver.  None of the terms of this Agreement, including this Section 15, or any term, right or remedy hereunder shall be deemed waived unless such waiver is in writing and signed by the party to be charged therewith and in no event by reason of any failure to assert or delay in asserting any such term, right or remedy or similar term, right or remedy hereunder.

16.           Interpretation.  Titles of sections are for convenience only and are not to be considered a part of this Agreement.  Whenever the terms “hereof,” “hereby,” “herein,” or words of similar import are used in this Agreement they shall be construed as referred to this Agreement in its entirety rather than to a particular section or provision, unless the context specifically indicates to the contrary.  Any reference to a particular “Section” or “paragraph” shall be construed as referred to the indicated section or paragraph of this Agreement unless the context indicates to the contrary.  The use of the term “including” herein shall be construed as meaning “including, without limitation.”  All references to “$” shall be references to legal currency of the United States of America.

17.           Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party’s anticipated benefits under this Agreement.

18.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same agreement.

19.           Complete Agreement.  This Agreement constitutes the entire agreement and supersedes all other prior agreements, term sheets and undertakings, both written and oral, among the parties with respect to the subject matter hereof, including, without limitation, that certain Employment Agreement, dated as of July 15, 2008, by and between Unitek and Employee. However, nothing in this paragraph shall affect the grant of Options to the Employee pursuant to the Agreement dated July 15, 2008 (see, Paragraph 6(d) above).

20.           Confidential Arbitration of Disputes.  Except as otherwise provided in Section 8 and Section 9 of this Agreement, any controversy or claim arising out of or relating to this Agreement or the breach thereof, relating to the Release or arising out of Employee’s employment or the termination of that employment (including any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be resolved by binding confidential arbitration, under the auspices of the American Arbitration Association (“AAA”) in Philadelphia, Pennsylvania, before three neutral and independent arbitrators licensed to practice law and in accordance with the Commercial Rules of the AAA.  In the event that any person or entity other than Employee or Unitek is a party with regard to any such controversy or claim, such controversy or claim with such third party shall be submitted to confidential arbitration subject to such other person or entity’s agreement.  However, with the exception of Section 8 and Section 9, all disputes between Unitek and Employee shall be arbitrated.  Any award rendered in any arbitration shall be final and conclusive upon the parties to the arbitration, and the judgment thereon may be entered in the highest court of the forum (state or federal) having jurisdiction over the issues addressed in the arbitration.  This Section 20 shall be specifically enforceable.  Nothing in this Section 20 shall prevent Unitek from seeking injunctive or equitable relief from any court of appropriate jurisdiction as provided in Section 8 and Section 9.

21.           Employee Representation. Employee acknowledges that he has negotiated and entered into this Agreement with the full advice and representation of legal counsel specifically retained for such purpose.

[The Remainder of This Page Is Intentionally Left Blank.]

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

UNITEK:

Unitek USA, LLC

By:  /s/ C. Scott Hisey

Name:  C. Scott Hisey
Title: Chief Executive Officer

EMPLOYEE:

/s/ Peter Giacalone

Peter Giacalone

EXHIBIT A

FORM OF RELEASE

This Release (this “Release”) dated as of ________, 20__ (the “Execution Date”), is made by and between Unitek USA, LLC, a Delaware limited liability company (“Unitek”), and _________________ (“Employee”).

WHEREAS, the parties hereto entered in that certain Employment Agreement, executed _____________, 2008 (the “Employment Agreement”);

WHEREAS, Employee’s employment with Unitek has been terminated in a manner described in Section 7(c) of the Employment Agreement;

WHEREAS, pursuant to Section 7(c) of the Employment Agreement, it is a condition precedent to Unitek’s obligation to make the payments under clauses (i) and (ii) of Section 7(c) that Employee executes and delivers this Release.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.           Termination.  Each of the parties agrees that, except for the parties respective rights and obligations pursuant to Sections 8, 9 and 20 of the Employment Agreement (which shall survive in accordance with their respective terms), the Employment Agreement is terminated effective as of, and shall be of no further force and effect effective as of, ____________, ______.

2.           Release.  Employee ON BEHALF OF HIMSELF, HIS SPOUSE, ATTORNEYS, HEIRS, EXECUTORS, ADMINISTRATORS, AGENTS, ASSIGNS, AND ANY TRUSTS, PARTNERSHIPS AND OTHER ENTITIES UNDER HIS CONTROL (TOGETHER, THE “EMPLOYEE PARTIES”), HEREBY GENERALLY RELEASES AND FOREVER DISCHARGES each of Unitek, [benefits plan administrator], their respective employees and affiliates, and their respective predecessors, successors and assigns and their respective past and present stockholders, members, directors, officers, employees, agents, representatives, principals, insurers and attorneys (together the “Employer Parties”) from any and all claims, demands, liabilities, suits, damages, losses, expenses, attorneys’ fees, obligations or causes of action, KNOWN OR UNKNOWN of any kind and every nature whatsoever, and WHETHER OR NOT ACCRUED OR MATURED, that any of them have or may have, arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, OR ANY OTHER MATTERS OR THINGS OCCURRING OR EXISTING AT ANY TIME PRIOR TO AND INCLUDING THE EXECUTION DATE (including, but not limited to, any claim against the Employer Parties based on, relating to or arising under wrongful discharge, breach of contract (whether oral or written), tort, fraud (including fraudulent inducement into this Release), defamation, negligence, promissory estoppel, retaliatory discharge, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., as amended (including the Civil Rights Act of 1991), the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101, et seq., as amended, Employee Retirement Income Security Act of 1974, (“ERISA”), 29 U.S.C. §§ 1001 et seq., as amended, the Family and Medical Leave Act (“FMLA”), 29 U.S.C. §§ 2601 et seq., as amended, the Labor Management Relations Act, 29 U.S.C. §§ 141 et seq., as amended, the Occupational Safety and Health Act (“OSHA”),

29 U.S.C. §§ 651 et seq., as amended, the Racketeer Influenced and Corrupt Organizations Act (“RICO”), 18 U.S.C. §§ 1961 et seq., as amended, the Sarbanes Oxley Act of 2002, the Sabine Pilot Doctrine and/or the American Jobs Creation Act of 2004, or any other federal, state or local law relating to employment or discrimination in employment, including, without limitation, the Texas Commission on Human Rights Act, the Texas Worker’s Compensation Act and the Texas Payday Act) arising out of or relating to Employee’s employment by Unitek or the Employment Agreement or his services as an officer or employee of Unitek, or otherwise relating to the termination of such employment or the Employment Agreement (“Released Claims”); provided, however, that such general release will not limit or release the Employer Parties from their respective obligations (i) under this Release, or (ii) under the surviving portions of the Employment Agreement as specified in Section 1 hereof.  Employee, ON BEHALF OF HIMSELF AND EMPLOYEE PARTIES, hereby covenants forever not to assert, file, prosecute, maintain, commence, institute (or sponsor or purposely facilitate any person in connection with the foregoing), any complaint or lawsuit or any legal, equitable or administrative proceeding of any nature, against any of the Employer Parties in connection with any matter released in this Section 2, and represents and warrants that no other person or entity has initiated or, to the extent within his control, will initiate any such proceeding on his or their behalf.  For avoidance of doubt, this Release covers both claims that Employee knows about and those he may not know about.

3.           Acknowledgement of Waiver of Claims under ADEA.  Employee acknowledges that, pursuant to Section 2 hereof, he is waiving and releasing any rights he may have against the Employer Parties under the Age Discrimination in Employment Act of 1967 and that this waiver and release is knowing and voluntary.  Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that (a) he has had at least twenty-one (21) days to consider and review the terms of this Release or has knowingly and voluntarily waived his right to do so; (b) he has been advised by the Employer Parties to consult with his attorney regarding the terms of this Release; (c) any and all questions regarding the terms of this Release have been asked and answered to his complete satisfaction; (d) he has read this Release and fully understands its terms and their import; and (e) the consideration provided for herein is good and valuable.  Employee understands that he may revoke this Release, in writing within seven (7) days of the Execution Date, and this Release shall not become effective and enforceable until such period has expired (the “Revocation Period”).  In the event that Employee revokes this Release prior to the expiration of the Revocation Period, this Release shall be null and void ab initio, and Employee acknowledges and agrees that he will not receive the benefits provided by this Release or in the Employment Agreement (including payment under Section 7(c) of the Employment Agreement) if he revokes this Release.

4.           Acknowledgments.  Employee acknowledges that he understands the terms of this Release, that he has executed this Release knowingly and voluntarily and that, before entering into this Release, he has had the opportunity to consult with any attorney or other advisor of his choice, and has done so, and has not relied in connection herewith on legal counsel for Unitek.  Employee acknowledges that, in consideration for the covenants and releases contained herein, he will receive the payments as described in Section 7(c) of the Employment Agreement, and that he would not receive such payment without the execution of this Release.

5.           Modification.  This Release may not be modified or amended except in writing signed by the parties.  No term or condition of this Release will be deemed to have been waived except in writing by the party charged with waiver.  A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

6.           Counterparts.  This Release may be executed in any number of counterparts, each of which shall be an original, but all of which, together shall constitute one and the same instrument.  Any counterpart of this Release that has attached to it separate signature pages that together contain the signature of all parties hereto shall for all purposes be deemed a fully executed original.  Facsimile signatures shall constitute original signatures.

7.           Successors and Assigns.  All the terms and provisions of this Release shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and permitted assigns.  Neither this Release nor any rights or obligations hereunder may be assigned by Employee, other than by will or the laws of descent or distribution.

8.           Severability.  All provisions of this Release are intended to be severable.  In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Release.  The parties hereto further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court or arbitrator of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court or arbitrator may limit this Release to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Release as limited.

9.           Governing Law.  This Release shall be governed by and construed in accordance with the laws of the State of Texas without reference to principles of conflict of laws.

10.           Construction.  The parties agree that this Release was negotiated by the parties and shall not be construed against any party.

[The Remainder of This Page Is Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have executed this Release as of the day and year first above written.

UNITEK:

Unitek USA, LLC

By:

Name:
Title:

Accepted and Agreed to:

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING RELEASE, THAT I UNDERSTAND ALL OF ITS TERMS, AND THAT I AM ENTERING INTO IT VOLUNTARILY.  I FURTHER ACKNOWLEDGE THAT I AM AWARE OF MY RIGHTS TO REVIEW AND CONSIDER THIS RELEASE FOR 21 DAYS AND TO CONSULT WITH AN ATTORNEY ABOUT IT, AND STATE THAT BEFORE SIGNING THIS RELEASE, I HAVE EXERCISED THESE RIGHTS TO THE FULL EXTENT THAT I DESIRED.

__________________________
EMPLOYEE

Date Signed:

STATE OF ____________	)
)
COUNTY OF __________	)

On this _____ day of ___________, 20__, personally appeared before me, a Notary Public, EMPLOYEE, known (or proved) to me to be the person whose name is subscribed to the above instrument who acknowledged that EMPLOYEE executed the instrument.

___________________________________
Expiration: